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Exhibit 21 -- Subsidiaries

Except as otherwise noted, INTERMET Corporation owns, either directly or indirectly, all of the equity interests in the following subsidiaries. In each case, the following list shows the name of the subsidiary, its jurisdiction of incorporation and the names, if any, under which such subsidiary does business.

Lynchburg Foundry Company, Virginia, Intermet Archer Creek Foundry, Intermet Radford Foundry

Northern Castings Corporation, Georgia, Intermet Hibbing Foundry

Ironton Iron, Inc., Ohio

Intermet International, Inc., Georgia

Intermet U.S. Holding, Inc., Delaware, Intermet Columbus Machining, Intermet New River Foundry

Columbus Foundry, L.P., Delaware, Intermet Columbus Foundry

SUDM, Inc., Michigan

Intermet Holding Company, Delaware

Alexander City Casting Company, Inc., Alabama

Tool Products, Inc., Delaware, Intermet Minneapolis Plant, Intermet Jackson
Plant

Sudbury, Inc., Delaware

Cast-Matic Corporation, Michigan, Intermet Stevensville Plant

Frisby P.M.C., Incorporated, Illinois

Transnational Indemnity Company, Vermont

Wagner Castings Company, Delaware, Intermet Decatur Foundry

Wagner Havana, Inc., Delaware, Intermet Havana Foundry

Diversified Diemakers, Inc., Delaware, Intermet Monroe City Plant, Intermet Hannibal Plant, Intermet Palmyra Plant

Ganton Technologies, Inc., Illinois, Intermet Racine Plant, Intermet Pulaski Plant, Intermet Racine Machining

Intermet Netherlands, B.V., Netherlands

Intermet European Foreign Holdings Corporation, B.V., Netherlands

Intermet Holding, B.V., Netherlands

Intermet Europe GmbH, Germany

Intermet Neunkirchen Foundry GmbH, Germany, Intermet Neunkirchen Foundry, Intermet Ueckermunde Foundry

Fundicao Nodular, SA, Portugal (50% interest), Intermet Portcast Foundry